Exhibit 99.1

A Statement on BMAA in Spirulina

(Arthrospira platensis, A. maxima)

IRVINE, CA — (MARKET WIRE) — 04/13/2005 — In response to the article, “Diverse taxa of cyanobacteria produce b-N-methylamino-L-Alanine, a neurotoxic amino acid” by Cox et al., which appears in the April 2005 issue of the Proceedings of the National Academy of Sciences (PNAS 102: 5074-5078), Earthrise Nutritionals, LLC and Cyanotech Corporation provide the following response to alleviate concern among consumers of Spirulina.

1. While the study shows that a potential toxin, BMAA, occurs in diverse groups of cyanobacteria, it did not test BMAA in Spirulina (Arthrospira). Spirulina is not mentioned in the list of 30 types of cyanobacteria tested.

2. The analysis of BMAA was done on live laboratory cultures of cyanobacteria. It is, therefore, impossible to make a correlation between this study and Spirulina, the dietary supplement that has a recorded history of safe use.

3. It should also be pointed out that the connection between BMAA and Alzheimer’s disease is far from certain. Dr. Paul Alan Cox’s group has not made any definite connection in their report, and other experts in the field have expressed their reservations.

4. We have requested that Dr. Cox test our Spirulina products in his laboratory in order to determine the presence or absence of BMAA.

5. When similar studies found that microcystins were present in a wide variety of cyanobacteria, Earthrise and Cyanotech took the proactive step of funding research toward the development of methods for the analysis of microcystins and began certifying their products as microcystin-free. We have been doing so for almost 10 years. Our microcystin method was developed in cooperation with Dr. Wayne Carmichael, a leading expert in cyanobacterial toxins. We will approach leading experts in this area and take similar steps to address the current problem.

6. The following statement from Health Canada (www.hc-sc.gc.ca/english/media/releases/1999/99114ebk.htm) is further proof that Spirulina does not contain microcystins: “As a blue-green algae, Spirulina products were included in the sampling and testing conducted by Health Canada. Results of the testing, conducted at two separate laboratories, indicate that no microcystins were detected in blue-green algal products containing only Spirulina. Based on these results, products made only from Spirulina are no longer being considered a microcystin-related health risk.”

7. We have not received any complaint concerning health problems related to neurological conditions. On the contrary, the antioxidant and anti-inflammatory effects of Spirulina have been demonstrated in several animal studies. These studies have shown that the antioxidants in Spirulina scavenge oxygen radicals and help promote brain health.

8. Moreover, the safety of Spirulina has been confirmed in many ways:

—	Centuries of safe human use as food by the Aztecs in Mexico and the Kanembu in Chad.

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Rigorous safety testing including one of the most comprehensive Spirulina animal studies sponsored by the United Nations Industrial Development Organization (UNIDO) using rats and mice. In this study, Spirulina was incorporated into the food at 10-35% of the total diet. There were no problems with second- or third-generation reproduction, fertility, lactation or birth defects found. No cancer-causing properties were found, as well as no significant problems with heavy metals, nucleic acids, pesticides or bacteria. Subsequent tests in many countries have proven the safety of Spirulina.

9. In conclusion, we also want to stress that Spirulina produced by the two companies is determined GRAS (Generally Recognized as Safe) by scientific procedures and after FDA review. For details, please refer to the following FDA website: www.cfsan.fda.gov/~rdb/opa-g127.html

Earthrise Nutritionals, LLC is the leading producer and a 25-year pioneer in the field of Spirulina production and marketing, and a leader in research on various applications of Spirulina. Corporate offices are located in Irvine, California, with production facilities in Calipatria, California. Earthrise is part of the worldwide DIC Group of companies, based in Tokyo. For more information on Earthrise products, visit www.earthrise.com or contact Lance Sigal, Director of Marketing, or Ron Henson, V.P. Bulk Sales, 2151 Michelson Drive, Suite 258, Irvine, CA 91612, 800-949-7473.

Note to Editors: In the first sentence, the “b” in “b-N-methylamino-L-Alanine” is being used to represent the Greek letter beta, a symbol which will not transmit over the wire.

Contact:

Kristen McCarthy Thomas

The Phelps Group

310-752-4400

Lance Sigal

Earthrise Nutritionals

949-623-0980

SOURCE:  Earthrise Nutritionals